(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.66

September 22, 2008

Mr. David M. Meyer, Managing Director
Knightspoint Partners, LLC
1325 Avenue of the Americas, 27th Floor
New York, NY 10019

Dear David:

This will confirm your agreement with CPI Corp. (the “Company”) regarding your compensation as Chairman of the Board of Directors of the Company (the “Board”) during the term hereof (the “Chairman”).

1.  Chairman.

a.           During the term of this agreement, you hereby agree to oversee and advise executive management of the Company relating to the following strategic goals for the Company:

i. effective implementation of the Company’s strategic direction as established by the Company’s Board and as evidenced by achievement of EBITDA targets established by the Board in each fiscal year;

ii. conclusion of negotiations regarding the Company’s license agreement with Sears Roebuck and Company in a manner that serves the best interests of the Company;

iii. moderation of sits decline toward a level flat to increasing as compared with the previous year, and, a minimum of flat to higher net sales revenue over the previous year and over a comparable number of same stores;

iv. assisting the Board and management in developing a long-range strategic plan for protecting and increasing shareholder value over time including new sources of revenue; and

v. development and implementation of value-creating financial strategies.

The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall periodically review, adjust and mutually agree on the specific goals and guidelines for your position as Chairman hereunder.

b.           In consideration of your agreement hereunder, you shall be entitled to the compensation described in Paragraphs 2 and 3 hereof.

2.  Annual Compensation.

a.           Retainer:  You will be eligible to receive an annual retainer of $200,000 for each fiscal year of the Company during the term of this agreement, payable in shares of common stock of the Company.  During the Company’s fiscal year ending February 7, 2009 (“FY2008”), your annual retainer will be paid as follows:  (1) upon entering into this agreement, shares will be awarded in the amount of $150,000, based on the market price on the date of the agreement, with $100,000 of such shares being fully vested as of the date of such award and $50,000 of such shares being awarded as restricted shares that would vest on the last trading day of the third quarter of FY2008, and (2) the final installment of $50,000 for FY2008 would be awarded on the first trading day of the fourth quarter of FY2008, based on the market price on the date of such award, as restricted shares that would vest on the last day of FY2008.  During the Company’s fiscal year ending February 6, 2010 (“FY2009”), your annual retainer shall be paid in four equal installments of $50,000 of restricted shares on first trading day of each quarter during FY2009, with the number of restricted shares to be awarded for each such quarter to be determined based on the market price on the date of such award, and such shares would vest on the last day of the quarter during FY2009 in which the relevant award was made.

b.           Annual Performance Bonus:  You will be eligible to receive an annual performance bonus for each fiscal year of the Company during the term of this agreement in an amount, in the aggregate, equal to 0.67% of the Adjusted EBITDA (“Full Award”) as reported in the applicable earnings release of the Company for such fiscal year.  Your actual performance bonus for FY2008 will subject to satisfaction of the targets set out below:

•  you will be entitled to an amount equal to 20% of the Full Award for achievement of $60mm of Fiscal Year 2008 Adjusted EBITDA;
•  you will be entitled to an amount equal to 20% of Full Award for achievement of $40mm of Adjusted EBITDA in the Fourth Quarter of FY2008;
•  you will be entitled to an amount equal to 20% of the Full Award for achievement of flat or better sales comparables in the fourth quarter of FY2008 (as reported on the Company’s point of sales system for the relevant quarter);
•  you will be entitled to an amount equal to 20% of the Full Award for execution of a Sears extension agreement prior to the last day of FY2008;
•  you will be entitled to an amount equal to 20% of the Full Award based on achievements of such other targets and goals as are determined by the Committee in its sole discretion, including but not limited to reallocation of the targets set out above.

Not later than ninety (90) days after the beginning of FY2009, you and the Committee will mutually agree upon the targets for your FY2009 performance bonus.

c.           The amount determined in accordance with Paragraph 2(b) above will be paid to you in the form of shares of the Company’s common stock to be awarded to you not later than ninety (90) days following the Company’s fiscal year to which such bonus relates.  The number of shares awarded to you with respect to your performance bonus for a fiscal year will be determined by dividing (i) the amount determined under Paragraph 2(b) by (ii) the closing price of a share of the Company’s common stock on the last trading day of the relevant fiscal year.  Any such shares shall be subject to the terms of the Company’s Omnibus Incentive Plan, adopted as of May 29, 2008 (the “Plan”), a Stock Award Agreement, and such other terms and conditions as the Committee shall determine and as set out in your Stock Award Agreement.  Any shares awarded to you with respect to your performance bonus will be fully vested as of the date of such award.

d.           It is understood that the Committee may make judgments that in its view merit compensation beyond the amount determined in Paragraph 2(b) because of extraordinary service or Company requirements in a fiscal year.

e.           In the event you voluntarily terminate this agreement prior to the last day of a fiscal year of the Company during the term hereof, you will forfeit any compensation payable under Paragraph 2(b) with respect to such fiscal year.  If this agreement terminates prior to the last day of a fiscal year of the Company during the term for any reason other than your voluntary termination of this agreement, the amount determined in Paragraph 2(b) above shall be prorated for the period within such fiscal year.

3.  Stock Option Grant.  You are hereby awarded a nonstatutory option to purchase up to 60,000 shares of the Company’s common stock, subject to the terms, conditions and restrictions set out in the attached Stock Option Agreement.  Your option includes terms and conditions substantially the same as those that apply to the executives’ options, except that 50% of your options would vest on the last day of FY2008, 50% would vest on the last day of FY2009, and your option will have a five-year term.   The exercise price of your options will be the closing price as of the date of award.

4.  Term; Termination.

a.           This agreement will take effect as of September 22, 2008, and will continue for an initial term expiring on the last day of FY2009.

b.           This agreement shall terminate immediately in the event of your death or permanent disability at any time prior to the last day of FY2009.

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c.           Either party may terminate this agreement at any time, with or without cause, upon sixty (60) days prior written notice to the other party.

d.           Except as specifically provided in Paragraphs 2(a), 2(e) or 4(e), expiration or termination of this agreement will not relieve either party of any liability or obligation which accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this agreement, nor prejudice either party’s right to obtain performance of any obligation.

e.           In the event of a termination of this agreement by the Company prior to the last day of FY2009, any then outstanding restricted shares previously awarded to you under Paragraph 2(a) shall immediately become vested shares.

5.  Reimbursement of Expenses.  The Company will reimburse you for all reasonable, documented expenses incurred at the Company’s request in connection with the this agreement (including travel expenses, which will be reimbursed in accordance with the Company’s standard travel policy), subject to your submission of invoices or other customary proof of expense.  Invoices for expenses and accompanying documentation must be submitted within thirty (30) days of the end of the month in which such expenses were incurred.  The Company will pay correct invoices within thirty (30) days of receipt.

6.  Assignment; Binding Agreement.

a.           You may not assign this agreement or any part hereof.

b.           The Company may assign all rights and liabilities under this agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without your consent.

c.           Subject to the foregoing, this agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.  Any purported assignment that does not comport with this Paragraph 7 will be null, void and of no effect.

7.           Consent of the Board.  This agreement is subject to ratification by the Board, and you shall be recused from voting on the matter.

[Signature page follows]

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Please acknowledge your agreement to the terms set forth herein by signing and returning one copy of this letter to me.

                                              Sincerely,

                                              CPI Corp.

                                              By: /s/Turner White
                                                                                                                                             __________________________________
                                                                                                                                             Turner White
                                                                                                                                             Chairman, Compensation Committee

Agreed to this 22nd day of September, 2008

/s/David M. Meyer
_________________________
David M. Meyer

CPI CORP.

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (the “Agreement”) is made effective as of September 22, 2008 (the “Grant Date”), between CPI Corp., a Delaware corporation (the “Company”), and David M. Meyer (the “Optionee”).  Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the CPI Corp. Omnibus Incentive Plan (the “Plan”).
W I T N E S S E T H:

WHEREAS, Optionee has entered into an agreement with the Company dated September 22, 2008 (the “Chairman’s Agreement”), and

WHEREAS, the Chairman’s Agreement provides for the grant of an option to Optionee subject to the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1. Grant of Option.  The Company hereby grants to Optionee an option (the “Option”) to purchase all or any part of an aggregate of sixty thousand (60,000) Shares on the terms and conditions set forth herein.  The Option shall not constitute an “incentive stock option”  within the meaning of Section 422 of the Code.

2. Option Price.  The purchase (exercise) price for each Share issuable upon exercise of the Option shall be $12.21, being not less than 100% of the Fair Market Value per Share on the Grant Date.

3. Vesting.

(a)           Subject to Section 5 hereof, the Option will vest as to fifty percent (50%) of the total number of Shares described in Section 1 hereof  (the “First Tranche”) on February 7, 2009 (the “First Vesting Date”), and thereafter, the First Tranche will become exercisable upon the occurrence of the conditions set forth below:

(i)           One-third (1/3) of the First Tranche will become exercisable upon the achievement of the First Target Stock Price (for the avoidance of doubt, if the First Target Stock Price is achieved after the Grant Date but before the First Vesting Date, such one-third of the First Tranche will become immediately exercisable on the First Vesting Date);

(ii)           An additional one-third (1/3) of the First Tranche will become exercisable upon the achievement of the Second Target Stock Price (for the avoidance of doubt, if the Second Target Stock Price is achieved after the Grant Date but before the First

Vesting Date, such additional one-third of the First Tranche will become immediately exercisable on the First Vesting Date); and

(iii)           The final one-third (1/3) of the First Tranche will become exercisable upon the achievement of the Third Target Stock Price (for the avoidance of doubt, if the Third Target Stock Price is achieved after the Grant Date but before the First Vesting Date, such final one-third of the First Tranche will become immediately exercisable on the First Vesting Date).

(b)           Subject to Section 5 hereof, the Option will vest as to the remaining fifty percent (50%) of the total number of Shares described in Section 1 hereof (the “Second Tranche”) on February 6, 2010 (the “Second Vesting Date”), and thereafter, the Second Tranche will become exercisable upon the occurrence of the conditions set forth below:

(i)           One-half of the Second Tranche will become exercisable upon the achievement of the Second Target Stock Price (for the avoidance of doubt, if the Second Target Stock Price is achieved after the Grant Date but before the Second Vesting Date, such one-half of the Second Tranche will become immediately exercisable on the Second Vesting Date); and

(ii)           The remaining one-half of the Second Tranche will become exercisable upon the achievement of the Third Target Stock Price (for the avoidance of doubt, if the Third Target Stock Price is achieved after the Grant Date but before the Second Vesting Date, such remaining one-half of the Second Tranche will become immediately exercisable on the Second Vesting Date).

(c)           For purposes of this Option, the following terms shall have the following meanings:

“First Target Stock Price” shall mean the closing price of a Share on the New York Stock Exchange exceeds $25.00 for at least 20 consecutive trading days after the Grant Date.

“Second Target Stock Price” shall mean the closing price of a Share on the New York Stock Exchange exceeds $45.00 for at least 20 consecutive trading days after the Grant Date.

“Third Target Stock Price” shall mean the closing price of a Share on the New York Stock Exchange exceeds $65.00 for at least 20 consecutive trading days after the Grant Date.

4. Term.  Subject to earlier termination as provided in Section 5 hereof, the Option shall expire on the fifth (5th) anniversary of the Grant Date.

5. Early Termination of Chairman’s Agreement.  If the Chairman’s Agreement terminates for any reason prior to the First Vesting Date, then the Option shall be immediately cancelled and forfeited by the Optionee for no consideration.  If the Chairman’s Agreement terminates for any reason after the First Vesting Date but prior to the Second Vesting Date, then (1) the Second Tranche of the Option shall be immediately cancelled and forfeited by the Optionee for no consideration and (2) the Optionee shall have the right, subject to the exercisability conditions set forth in Section 3(a) above, to exercise all or any part of the First Tranche of the Option prior to the expiration of the Option under Section 4.

6. Nontransferability.  The Option shall not be transferable other than by will or the laws of descent and distribution, and any permitted transferee shall take the Option subject to all of the terms hereof.  During the lifetime of the Optionee, the Option may be exercised only by the Optionee or, in the case of the Optionee’s Disability, the Optionee’s duly authorized representative.  Following the death of the Optionee, the Option may be exercised only by the Optionee’s executor, administrator or permitted transferee as provided above.  Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process, and any attempt to do so shall be void.

7. Method of Exercising Option.

(a) Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised, in whole or in part, to the extent then vested and exercisable, at any time prior to its expiration pursuant to Section 4 or Section 5 hereof.  Any such exercise shall be effected by a written notice delivered to the Secretary of the Company at its principal executive office, in such form as the Company may prescribe, and shall be signed by the person or persons so exercising this Option. Any notice of exercise delivered under this Section 7 shall state the number of Shares in respect of which the Option is being exercised, and shall be accompanied by full payment for the Shares with respect to which the Option is exercised (in the form permitted in Section 7(b) hereof).  If the Option is exercised by any person or persons other than the Optionee under Section 6 hereof, then the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

(b) The exercise price of the Option (or portion thereof being exercised) may be paid (i) in United States dollars in cash or by check; (ii) through delivery of Shares owned by Optionee having a Fair Market Value equal as of the date of the exercise to the exercise price of the Option; or (iii) by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal, as of the date of exercise, to the exercise price of the Option (a “net-exercise”); or (iv) by any combination of (i), (ii), or (iii) above.

(c) The Company shall have the right to deduct from any compensation or any other payment of any kind due the Optionee, the amount of any federal, state or local taxes required by law to be withheld (if any) as the result of any exercise of this Option.  In lieu of such deduction, the Company may require the Optionee to make a cash payment to the Company equal to the amount of taxes (if any) required to be withheld.  If the Optionee does not make such payment when requested, the Company may refuse to issue any Shares under this Option until arrangements satisfactory to the Company for such payment have been made.

8. No Rights of a Shareholder.  The Optionee shall not have any of the rights of a shareholder of the Company with respect to the Shares that may be issued upon the exercise of the Option until such time as the Shares are issued to the Optionee following an exercise.  No adjustment shall be made for dividends or other distributions made by the Company to its shareholders or other rights for which the record date is prior to the date on which the Optionee is admitted as a shareholder with respect to Shares that may be issued upon the exercise of the Option.  Notwithstanding the preceding sentence, in the event of an extraordinary cash dividend or distribution, the Committee shall make appropriate and equitable adjustments to the number of Shares subject to this Option and/or to the exercise price hereof as the Committee determines in its sole and reasonable discretion are necessary to prevent dilution of Optionee’s rights hereunder.  The Committee’s determination with respect to any such adjustments under this Section 8 shall be conclusive and binding on the Optionee.

9. Securities Law Considerations. If at any time during the term of the Option, the Company shall be advised by its counsel that Shares issuable upon exercise of the Option are required to be registered under the Federal Securities Act of 1933, as amended (the “1933 Act”), or under applicable state securities laws, or that delivery of such Shares must be accompanied or preceded by a prospectus meeting the requirements of the 1933 Act or of any applicable state securities laws, issuance of Shares by the Company may be deferred until such registration is effected or a prospectus available or an appropriate exemption from registration is secured.  The Optionee shall have no interest in the Shares covered by this Option unless and until such Shares are issued.  The Optionee agrees and acknowledges that the Option may not be exercised unless the foregoing conditions are satisfied.

10. Subject to the Plan.  This Agreement shall be subject to and governed by all the terms and conditions of the Plan.  A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference.  In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

11. Code Section 409A.  This Option is intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”).  Notwithstanding the foregoing or any provision of this Option to the contrary, if any provision of this Option contravenes Section 409A or could cause the Optionee to incur any tax, interest or penalties under Section 409A, the Board may, in its sole discretion and without the Optionee’s consent, modify such provision to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A.

12. Interpretation.  The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Committee shall be final and conclusive.

13. Enforceability.  This Agreement shall be binding upon the Optionee and such Optionee’s estate, personal representative and beneficiaries.

14. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his or her hand, all as effective as of the day and year first above written.

CPI Corp.,
a Delaware corporation

By:   __________________________________________
 Title:

OPTIONEE:

                                                                                                    By:/s/David M. Meyer
                                                                                                         ___________________________________________
             David M. Meyer